Exhibit 99.1

SAKS INCORPORATED ANNOUNCES RESULTS FOR THE THIRD

QUARTER AND NINE MONTHS ENDED OCTOBER 28, 2006

– Company posts third quarter income from continuing operations of $12.5 million vs. loss of $13.5 million last year –

Contact:	Julia Bentley
(865) 981-6243
www.saksincorporated.com

Birmingham, Alabama (November 14, 2006)—Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced results for the third quarter and nine months ended October 28, 2006.

The Company completed the sale of its Saks Department Store Group (“SDSG”) Proffitt’s/McRae’s business to Belk, Inc. effective Midnight on July 2, 2005, the sale of SDSG’s Northern Department Store Group (NDSG) business to The Bon-Ton Stores, Inc. effective Midnight on March 4, 2006, and the sale of SDSG’s Parisian business to Belk, Inc. effective Midnight on September 30, 2006. The sold SDSG businesses are presented as “discontinued operations” in the current and prior year periods. Saks Fifth Avenue Enterprises (“SFAE”) and Club Libby Lu are reflected in the Company’s continuing operations.

Overview of Results

Saks Incorporated recorded income from continuing operations of $12.5 million, or $.09 per share, for the third quarter ended October 28, 2006. After recognition of the Company’s after-tax loss from discontinued operations of $6.3 million, or $.05 per share, related to the sale of the Parisian business, net income totaled $6.2 million, or $.05 per share, for the third quarter ended October 28, 2006.

The third quarter also included the following after-tax amounts:

•	net charges of $1.7 million, or $.01 per share, primarily related to asset impairments and dispositions (principally related to the closing of the Ft. Worth, Texas Saks Fifth Avenue store),

•	expenses of approximately $0.4 million, or $.00 per share, related to legal and other costs associated with the previously disclosed ongoing investigations by the Securities and Exchange Commission and the Office of the United States Attorney for the Southern District of New York,

•	expenses of approximately $4.7 million, or $.03 per share, related to retention and severance as the Company downsizes its organizational structure following the disposition of its SDSG businesses, and

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•	a gain of $2.6 million, or $.02 per share, related to a one-time gain on modifications made to SFAE’s pension plan.

For the third quarter ended October 28, 2006, operating income from continuing operations totaled $26.5 million compared to an operating loss of $9.9 million in the prior year third quarter.

The Company recorded a loss from continuing operations of $13.5 million, or $.10 per share, for the prior year third quarter ended October 29, 2005. After recognition of the Company’s after-tax gain from discontinued operations of $13.8 million, or $.09 per share, net income totaled $0.2 million, or $.00 per share, for the quarter ended October 29, 2005. The prior year third quarter also included the following after-tax amounts: (i) a net gain of $9.4 million, or $.06 per share, primarily related to the insurance settlement on the New Orleans store, (ii) legal and other expenses related to the investigations totaling approximately $4.6 million, or $.03 per share, (iii) approximately $6.2 million, or $.04 per share, of severance and retention expenses, (iv) expenses of $1.6 million, or $.01 per share, related to the insurance deductible for the New Orleans store, and (v) income of $2.2 million, or $.02 per share, relating to the Visa/MasterCard antitrust litigation settlement.

For the nine months ended October 28, 2006, the Company recorded a loss from continuing operations of $29.0 million, or $.21 per share. After recognition of the Company’s after-tax gain from discontinued operations of $61.2 million, or $.45 per share, net income totaled $32.2 million, or $.24 per share. The nine months also included a $17.9 million after-tax charge, or $.13 per share, primarily related to (i) a $12.8 million, or $.09 per share, non-cash charge related solely to the treatment under Financial Accounting Standard 123(r) (“FAS 123(r)”) of the anti-dilution adjustment made to outstanding options related to the Company’s $4 per share dividend paid in May 2006 and (ii) $5.1 million, or $.04 per share, of other charges largely related to asset impairments and dispositions.

The nine months also included (amounts are net of taxes):

•	expenses of approximately $2.2 million, or $.02 per share, related to legal and other costs associated with the previously disclosed investigations;

•	expenses of approximately $12.3 million, or $.09 per share, related to retention and severance;

•	income of approximately $2.5 million, or $.02 per share, due to the favorable conclusion of certain tax examinations; and

•	a gain of $2.6 million, or $.02 per share, related to a one-time gain on modifications made to SFAE’s pension plan.

For the nine months ended October 28, 2006, the operating loss from continuing operations totaled $38.4 million compared to an operating loss of $91.0 million for the prior year nine months.

For the prior year nine months ended October 29, 2005, the Company recorded a loss from continuing operations totaling $103.8 million, or $.75 per share. After recognition of the Company’s after-tax gain on discontinued operations of $128.4 million, or $.89 per share, net income totaled $24.6 million, or $.17 per share, for the nine months ended October 29, 2005. The prior year nine months also included a net after-tax loss of $7.6 million, or $.05 per share, primarily related to (i) a $17.7 million, or $.12 per share, loss on debt extinguishment, partially

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offset by (ii) net gains of $10.1 million, or $.07 per share, principally related to the insurance settlement on the New Orleans store. The prior year nine months also included the following after-tax amounts: (i) legal and other expenses related to the investigations totaling approximately $10.1 million, or $.07 per share, (ii) approximately $9.6 million, or $.07 per share, of severance and retention expenses, (iii) expenses of $1.6 million, or $.01 per share, related to the insurance deductible for the New Orleans store, and (iv) income of $2.2 million, or $.02 per share, relating to the Visa/MasterCard antitrust litigation settlement.

Comments on the Quarter

Unless otherwise noted, third quarter financial information discussed below includes Saks Fifth Avenue Enterprises and Club Libby Lu.

Steve Sadove, Chief Executive Officer of the Company, noted, “We are pleased with the significant improvement in operating income for the quarter which was driven by strong comparable store sales at SFAE, improvement in gross margin rate, and meaningful expense leverage. We are increasing our understanding of our core customer by market and are assuring our merchandise assortments are right in each store we operate. Our customer service, clienteling, and marketing efforts have never been stronger. We have a great team in place and a renewed sense of teamwork and excitement throughout the organization.

“For the quarter, comparable store sales increased 8.8%, and the gross margin rate rose 110 basis points over last year due to improved sell-throughs of full priced merchandise. Year-over-year SG&A expenses declined approximately $26 million, or 13%, driving a 610 basis point improvement in the expense rate as a percent of sales. We estimate that about one-half of the expense reduction was due to expense leverage at SFAE and continued progress on our corporate infrastructure downsizing. The balance of the decline was attributable to the elimination or reduction of items that we do not expect to be long-term continuing obligations such as investigation expenses, severance/retention expenses, and insurance deductible expenses related to the New Orleans store.”

Sadove also noted, “During the quarter, we successfully completed the sale of Parisian, our remaining department store business. We are now able to intensify our focus on improving the operations of SFAE and developing a cost-effective corporate infrastructure to support this business. I remain optimistic about the future of our enterprise and believe we are on track to achieve our three-to-four year operating margin goal of 8%.”

Balance Sheet Highlights

Consolidated inventories at October 29, 2006 totaled $823.7 million, a 49% decrease from the prior year, which related to the sale of the SDSG businesses. Consolidated comparable store inventories increased approximately 3% over last year, attributable to a planned increase at SFAE.

The Company ended the quarter with approximately $767 million of cash on hand. At quarter end, the Company had no outstanding borrowings on its $500 million revolving credit facility. Funded debt (including capitalized leases) at October 28, 2006 totaled approximately $689 million, and debt-to-capitalization was 40.1% (without giving effect to the cash on hand).

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During the quarter, the Company announced its plans to pay a $4 per share special cash dividend to shareholders, which will total approximately $550 million. Sadove commented, “We believe this special dividend represents an efficient and straightforward way to distribute to all of our shareholders a substantial portion of the Company’s excess cash.” The special dividend will be payable on November 30, 2006 to shareholders of record as of November 15, 2006. Since July 2005, the Company has generated approximately $2.0 billion in cash proceeds from the sale of its SDSG businesses. In addition to the pending dividend payment, the Company used the proceeds to pay a $4 per share special cash dividend in May 2006 totaling $547 million, to purchase approximately $230 million in common stock, and to reduce indebtedness by over $600 million.

Sadove added, “We believe that the invested cash remaining after the dividend payment and the unfunded liquidity in our revolving credit facility will provide adequate flexibility for potential additional balance sheet refinements, further investments in our business, and additional purchases of common stock.” The Company repurchased 450,000 shares of common stock during the third quarter for a total of approximately $6.5 million. The Company has remaining availability of approximately 37 million shares under its existing repurchase authorization programs.

Outlook for the Fourth Quarter of 2006

Management believes that the following assumptions are reasonable for the fourth quarter of 2006:

•	A mid-single digit comparable store sales increase.

•	Improved gross margin rate.

•	Modest SG&A leverage.

•	Interest expense approximating $12 million.

•	Depreciation and amortization of approximately $37 million.

•	An effective tax rate of approximately 40.0%.

For the full year of 2006, management expects net capital spending will total approximately $160 million (net of insurance proceeds on the New Orleans store and normal course asset dispositions). Approximately $35 million of this spending is related to SDSG (primarily Parisian), and approximately $125 million is related to SFAE. Management estimates that the annual run rate for capital expenditures for SFAE will be approximately $125 million to $150 million beginning in 2007, which will include store renovations, maintenance capital, and ongoing information technology improvements.

In the Form 10-Q to be filed with the SEC in early December 2006, management will provide historical income statements for the quarters ended January 28, 2006, April 29, 2006, and July 29, 2006, reflecting the change in presentation for discontinued operations.

Sales Detail

Total sales numbers below represent owned department sales and leased department commissions for SFAE and Club Libby Lu. Total sales (in millions) for the periods ended October 28, 2006 compared to last year’s periods ended October 29, 2005 were:

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	This Year	Last Year	Total Increase	Comparable Increase
Third quarter	$697.0	$645.2	8.0%	8.8%
Nine months	$1,985.0	$1,960.6	1.2%	3.2%

Leased department commissions included in the total sales numbers above were as follows (sales in millions):

	This Year	Last Year
Third quarter	$5.1	$5.0
Nine months	$17.2	$17.1

Conference Call Information

Management has scheduled a conference call at 10:00 a.m. Eastern Time on Tuesday, November 14, 2006 to discuss third quarter results. To participate, please call (706) 643-1966 (10 minutes prior to the call). A replay of the call will be available for 48 hours following the live call. The dial-in number for the replay is (706) 645-9291 (conference ID number 4594227).

Interested parties also have the opportunity to listen to the conference call over the Internet by visiting the Investor Relations section of Saks Incorporated’s corporate website at http://www.saksincorporated.com/investor_relations.html. To listen to the live call, please go to the address listed at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call, and a transcript will be posted on the Company’s web site within 24 to 48 hours.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on “Investor Relations,” click on “e-mail Alerts,” and fill out the requested information.

About the Company

The Company currently operates Saks Fifth Avenue Enterprises (“SFAE”) which is comprised of 53 Saks Fifth Avenue luxury department stores, 50 Saks Off 5th outlet stores, and saks.com. With the reopening of the Saks Fifth Avenue New Orleans store on November 16, 2006, the Company will operate 54 Saks Fifth Avenue stores. The Company also operates 62 Club Libby Lu specialty stores.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the

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level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; the outcome of the formal investigation by the Securities and Exchange Commission and the inquiry the Company understands has been commenced by the Office of the United States Attorney for the Southern District of New York into the matters that were the subject of the investigations conducted during 2004 and 2005 by the Audit Committee of the Company’s Board of Directors and any related matters that may be under investigation or the subject of inquiry; the ultimate amount of reimbursement to vendors of improperly collected markdown allowances; the ultimate impact of improper timing of recording of inventory markdowns; the ultimate impact of incorrect timing of recording of vendor markdown allowances; and the outcome of the shareholder litigation that has been filed relating to the matters that were the subject of the Audit Committee’s initial investigation. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended January 28, 2006 filed with the SEC, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED)
	Three Months Ended
	October 28, 2006		October 29, 2005
Net sales	$697,041	100.0%	$645,152	100.0%
Cost of sales	404,610	58.0%	381,157	59.1%

Gross margin	292,431	42.0%	263,995	40.9%

Selling, general and administrative expenses	182,327	26.2%	208,437	32.3%
Other operating expenses	81,127	11.6%	80,082	12.4%
Store pre-opening costs	70	0.0%	559	0.1%
Impairments and dispositions	2,420	0.3%	(15,215)	-2.4%

Operating income (loss)	26,487	3.8%	(9,868)	-1.5%
Other income (expense):
Interest expense	(12,108)	-1.7%	(14,252)	-2.2%
Loss on extinguishment of debt	—	0.0%	(29)	0.0%
Other income, net	6,197	0.9%	1,224	0.2%

Income (loss) from continuing operations before provision (benefit) for income taxes	20,576	3.0%	(22,925)	-3.6%

Provision (benefit) for income taxes	8,098	1.2%	(9,377)	-1.5%

Income (loss) from continuing operations	12,478	1.8%	(13,548)	-2.1%

Discontinued operations:
Income (loss) from discontinued operations (including loss on disposal of $13,071 and $913, respectively)	(17,485)	-2.5%	23,294	3.6%
Provision (benefit) for income taxes	(11,185)	0.0%	9,521	1.5%

Gain (loss) from discontinued operations	(6,300)	0.0%	13,773	2.1%

Net income	$6,178	0.9%	$225	0.0%

Per-share amounts - Income (loss) from continuing operations
Basic earnings (loss) per common share:	$0.09		$(0.10)
Diluted earnings (loss) per common share:	$0.09		$(0.10)

Per-share amounts - Net income
Basic earnings per common share:	$0.05		$0.00
Diluted earnings per common share:	$0.05		$0.00

Weighted average common shares:
Basic	135,646		139,541
Diluted	137,131		146,067

SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED)
	Nine Months Ended
	October 28, 2006		October 29, 2005
Net sales	$1,985,003	100.0%	$1,960,560	100.0%
Cost of sales	1,211,210	61.0%	1,211,699	61.8%

Gross margin	773,793	39.0%	748,861	38.2%

Selling, general and administrative expenses	563,698	28.4%	615,631	31.4%
Other operating expenses	240,113	12.1%	241,165	12.3%
Store pre-opening costs	359	0.0%	928	0.0%
Impairments and dispositions	8,010	0.4%	(17,836)	-0.9%

Operating loss	(38,387)	-1.9%	(91,027)	-4.6%
Other income (expense):
Interest expense	(37,751)	-1.9%	(64,475)	-3.3%
Gain (loss) on extinguishment of debt	7	0.0%	(29,020)	-1.5%
Other income, net	21,948	1.1%	6,449	0.3%

Loss from continuing operations before benefit for income taxes	(54,183)	-2.7%	(178,073)	-9.1%

Benefit for income taxes	(25,225)	-1.3%	(74,313)	-3.8%

Loss from continuing operations	(28,958)	-1.5%	(103,760)	-5.3%

Discontinued operations:
Income from discontinued operations (including gain on disposal of $192,076 and $156,003, respectively)	193,535	9.7%	245,277	12.5%
Provision for income taxes	132,356	0.0%	116,927	6.0%

Gain from discontinued operations	61,179	0.0%	128,350	6.5%

Net income	$32,221	1.6%	$24,590	1.3%

Per-share amounts - Loss from continuing operations
Basic loss per common share:	$(0.21)		$(0.75)
Diluted loss per common share:	$(0.21)		$(0.75)

Per-share amounts - Net income
Basic earnings per common share:	$0.24		$0.18
Diluted earnings per common share:	$0.24		$0.17

Weighted average common shares:
Basic	135,043		138,996
Diluted	136,772		144,937

SAKS INCORPORATED

SUMMARY OF CHARGES AND GAINS

(Dollars In Thousands)

	(UNAUDITED)		(UNAUDITED)
	Three Months Ended		Nine Months Ended
	October 28, 2006	October 29, 2005	October 28, 2006	October 29, 2005
Summary of (Charges) and Gains:
Impairments and Dispositions - In Normal Course	$3,308	$15,982	$(1,786)	$15,737

Loss on Extinguishment of Debt	—	(29)	7	(29,020)

SFAE Store Closings:
Impairments and Dispositions	(5,726)	(766)	(6,223)	2,099
Gross Margin (markdowns)	—	—	—	(241)
SG&A (principally severance)	(292)	100	(268)	(1,263)

Option Expense on Dividend (SG&A)	—	—	(19,621)	—
Other	(117)	149	(167)	149
Income Taxes:
Income Tax Effect of Above Items	1,133	(6,020)	10,195	4,918

Total After-Tax Certain Gains and Charges	$(1,694)	$9,416	$(17,863)	$(7,621)

Cash/Non-Cash Summary of (Charges) and Gains:

Cash Gains and Charges	$(8,599)	$22,636	$(8,872)	$22,457
Non-Cash Gains and Charges	5,772	(7,200)	(19,186)	(34,996)
Income Tax Effect	1,133	(6,020)	10,195	4,918

Net, After-Tax Certain Gains and Charges	$(1,694)	$9,416	$(17,863)	$(7,621)